The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated September 16, 2011

Preliminary Pricing Supplement No. 115/A** to Product Prospectus Supplement No. R-1 dated May 3, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 September 16, 2011

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$ RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016*

■ Interest will be payable quarterly on the 30th of each March, June, September and December, commencing on December 30, 2011*.

■ The initial interest rate will be 4.00% per annum from, and including, September 30, 2011* to, but excluding, September 30, 2012* (the first year of the term of the securities).

■ Thereafter, the per annum interest rate for each quarter will be equal to the 3-month U.S. Dollar LIBOR plus 2.00%, subject to a minimum interest rate of 0.00% per annum.

■ 100% repayment of principal plus any accrued and unpaid interest at maturity.  All payments of interest and repayment of principal at maturity are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■ 5-year term (approximately).

■ No listing on any securities exchange.
$1,000 principal amount per RBS Fixed-to-Floating Rate Note
Expected dates*:
Pricing Date:	September 27, 2011
Settlement Date:	September 30, 2011
Maturity Date:	September 30, 2016
CUSIP / ISIN No.: 78009PBV2 / US78009PBV22
*Expected dates.  The relevant dates referenced in this document are based on current expectation only and are subject to change.  In the event that we make any change to the expected pricing date or settlement date, the expected Interest Payment Dates, Interest Reset Dates, Interest Determination Periods, reference rate determination dates and Maturity Date will also be changed.  The stated term of the securities will remain the same.  See also “Clearance and Settlement” on page PS-9 of this pricing supplement.

**This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. 115 dated September 15, 2011 in its entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”
The RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016* (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” on page PS-4 of this pricing supplement and beginning on page S-10 of Product Prospectus Supplement No. R-1 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$	$

 (1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-13 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
(2) If the securities were priced for sale today, RBS Securities Inc. (“RBSSI”) would receive a commission of approximately $17.50 per $1,000.00 Note, and RBSSI would use a portion of that commission to pay selling concessions to other dealers of approximately $15.00 per security.  The actual commission received by RBSSI may be more or less than $17.50 per security, and will depend on market conditions on the pricing date.  In no event will the commission received by RBSSI, including concessions to be allowed to other dealers, exceed $32.50 per Note.  For additional information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

RBS Securities Inc. September , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Summary

The RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

The securities provide investors with quarterly interest payments.  The securities will accrue interest at the rate of 4.00% per annum for the first year of the term of the securities.  Thereafter, the securities will accrue interest at an annual rate based on the applicable 3-month U.S. Dollar LIBOR plus a spread of 2.00%, as described below, subject to a minimum interest rate of 0.00% per annum.  We will pay to you at maturity the principal amount of your securities plus any accrued and unpaid interest, subject to our credit risk.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.
Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	5 years (approximately)
Maturity Date:
Expected to be September 30, 2016.  If the scheduled Maturity Date is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Payment at Maturity:
On the Maturity Date, you will be entitled to receive the principal amount and any accrued and unpaid interest on the securities, subject to the credit risk of RBS, as issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Interest Rates:
Interest on the securities will accrue at the following rates:

•      4.00% per annum from, and including, September 30, 2011 to, but excluding, September 30, 2012 (the expected first year of the term of the securities); and

•      Thereafter, the per annum interest rate with respect to each Interest Determination Period will be equal to the 3-month U.S. Dollar LIBOR plus a spread of 2.00%, subject to a minimum interest rate of 0.00% per annum.

Interest on the securities will be calculated on the basis of a 360-day year of twelve 30-day months and interest rates will be rounded to five decimal places.

Interest Payment Dates:
Expected to be the 30th of each March, June, September and December, beginning on December 30, 2011.  If any Interest Payment Date falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Fixed Rate Interest Determination Period:	Each Interest Determination Period from, and including, the original date of issuance of the securities to, but excluding, September 30, 2012 (expected).
Floating Rate Interest Determination Period:	Each Interest Determination Period from, and including, September 30, 2012 (expected), to but excluding the Maturity Date.
Interest Reset Dates:
The first day of each Interest Determination Period, commencing on September 30, 2012 (expected).  If any Interest Reset Date falls on a day that is not a business day, the Interest Reset Date will be postponed to the next succeeding business day; provided, however, that if the next business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Periods:
Quarterly.  The first Interest Determination Period will commence on, and will include, the original date of issuance of the securities on September 30, 2011 (expected), and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Determination Period will commence on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date or the Maturity Date, as applicable.

3-month U.S. Dollar LIBOR:
3-month U.S. Dollar LIBOR (the “Reference Rate”) is the arithmetic mean of the offered rates for deposits in U.S. dollars having a 3-month maturity, commencing on the relevant Interest Reset Date, that appear on the display on Reuters or any successor service, page LIBOR01, or any page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the U.S. dollar, as described more fully in the heading “The Reference Rate” in this pricing supplement.  The interest rate applicable to each Floating Rate Interest Determination Period will be the determined by the calculation agent by reference to 3-month U.S. Dollar LIBOR at approximately 11:00 a.m., London time, on the second London Banking Day (the “reference rate determination date”) prior to the relevant Interest Reset Date.

Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Examples of Interest Rate Calculations

Set forth below are two hypothetical examples of the calculation of the interest rates that would accrue on the securities after the first year of the term of the securities.  The examples show, for the expected Interest Determination Period commencing on, and including, September 30, 2012 to, but excluding, December 30, 2012, the calculations for (i) the applicable interest rate per annum (rounded to five decimal places) and (ii) the interest payment for the corresponding Interest Payment Date of December 30, 2012 (rounded to two decimal places), based on the hypothetical 3-month U.S. Dollar LIBOR in respect of the Interest Determination period commencing on September 30, 2012 (expected), the spread of 2.00%, and a minimum interest rate of 0.00% per annum.

These examples are for purposes of illustration only.  The actual interest that will accrue on the securities after the first year of its term will depend on the actual 3-month U.S. Dollar LIBOR on the relevant reference rate determination date applicable to the relevant Interest Determination Period.

EXAMPLE 1 — The hypothetical 3-month U.S. Dollar LIBOR is 6.00000%.

The hypothetical annual rate of interest for the Interest Determination Period would be:

3-month U.S. Dollar LIBOR (6.00000%) + the spread (2.00%) = 8.00000% per annum

Hypothetical interest rate for the Interest Determination Period	= 8.00000% x (90 / 360)
= 2.00000%
Hypothetical interest payment on the Interest Payment Date	= $1,000 x 2.00000%
= $20.00 per security

EXAMPLE 2 — The hypothetical 3-month U.S. Dollar LIBOR is 0.25000%.

The hypothetical annual rate of interest for the Interest Determination Period would be:

3-month U.S. Dollar LIBOR (0.25000%) + the spread (2.00%) = 2.25000% per annum.

Hypothetical interest rate for the Interest Determination Period	= 2.25000% x (90 / 360)
= 0.56250%
Hypothetical interest payment on the Interest Payment Date	= $1,000 x 0.56250%
= $5.63 per security

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-10 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	It is possible that you may receive below-market interest in respect of one or more Fixed Rate Interest Determination Periods.

•	It is possible that you may receive no interest, or only a limited amount of interest, in respect of one or more Floating Rate Interest Determination Periods.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	Because the securities accrue interest at a floating rate during the Floating Rate Interest Determination Periods, you may receive a lesser amount of interest in the future.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange, and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the cash you will receive upon redemption of the securities is uncertain.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the fixed-to-floating rate securities.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the level of the Reference Rate and therefore the value of the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Investor Considerations

You may wish to consider an investment in the securities if:

•	You seek an investment linked to the 3-month U.S. Dollar LIBOR.

•
You anticipate that, after the first year of the term of the securities, the 3-month U.S. Dollar LIBOR on each reference rate determination date will be sufficient to provide you with your desired return.

•
With respect to the Fixed Rate Interest Determination Periods (during the first year of the term of the securities), you are willing to assume the risk that market interest rates may be greater than the applicable interest rate on your securities.

•
With respect to the Floating Rate Interest Determination Periods (after the first year of the term of the securities), you are willing to have interest accrue based on the 3-month U.S. Dollar LIBOR, and you accept that the securities may pay no interest, or may pay interest at a very low rate.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including the actual and perceived creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You do not seek an investment linked to the level of the 3-month U.S. Dollar LIBOR.

•
You anticipate that, after the first year of the term of the securities, the 3-month U.S. Dollar LIBOR on each reference rate determination date will not be sufficient to provide you with your desired return.

•	You are unwilling to forgo guaranteed market rates of interest for the term of the securities.

•	You are unable to accept the risk that the securities may pay no interest, or may pay interest at a very low rate, in respect of any Floating Rate Interest Determination Period.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

The Reference Rate

THE 3-MONTH U.S. DOLLAR LIBOR

The securities are linked to the 3-month U.S. Dollar LIBOR (the “Reference Rate”), which is the arithmetic mean of the offered rates for deposits in U.S. dollars having a 3-month maturity, commencing on the relevant Interest Reset Date, that appear on the display on Reuters or any successor service, page LIBOR01, or any page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the U.S. dollar, at approximately 11:00 a.m., London time, on the second London Banking Day (the “reference rate determination date”) prior to the relevant Interest Reset Date, if at least two offered rates appear on such page, as determined by the calculation agent.

“London Banking Day” means a day on which commercial banks are open for business (including for dealings in U.S. dollars and any relevant index currency specified in the applicable pricing supplement) in London, England.

If fewer than two offered rates appear on Reuters or any successor service on the Interest Reset Date, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, as of the relevant Interest Reset Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that reference rate determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If at least two quotations are provided, the 3-month U.S. Dollar LIBOR determined on that reference rate determination date will be the arithmetic mean of those quotations.  If fewer than two quotations are provided, the 3-month U.S. Dollar LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. London time, in New York, by three major banks in New York selected by the calculation agent, after consultation with us, for loans in U.S. dollars to leading European banks, having a 3-month maturity, commencing on the relevant Interest Reset Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If the banks so selected by the calculation agent are not quoting as set forth above, the 3-month U.S. Dollar LIBOR for that reference rate determination date will remain the 3-month U.S. Dollar LIBOR for the immediately preceding Interest Reset Date, or, if there was no preceding Interest Reset Date, the initial Interest Rate.

HISTORICAL INFORMATION

We have provided the following historical information to help you evaluate the behavior of the 3-month U.S. Dollar LIBOR in various periods.  The historical performance of the 3-month U.S. Dollar LIBOR should not be taken as an indication of the future performance of the 3-month U.S. Dollar LIBOR or the securities.  Fluctuations in the 3-month U.S. Dollar LIBOR make the securities’ interest rate difficult to predict and can result in an interest rate to investors that is lower than anticipated.  Fluctuations in the 3-month U.S. Dollar LIBOR and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Neither the issuer nor the guarantor can guarantee that the 3-month U.S. Dollar LIBOR will be maintained or will increase over the term of the securities so that you will receive any minimum rate of interest for any Floating Rate Interest Determination Period over the term of the securities.  The actual interest rate on the securities for any Floating Rate Interest Determination Period will depend on the actual 3-month U.S. Dollar LIBOR in the applicable calendar months.

The following table and graph show the historical month-end levels of the 3-month U.S. Dollar LIBOR from September 2006 through September 14, 2011.  On September 14, 2011, 3-month U.S. Dollar LIBOR was 0.34911%.

Month-End Levels of the 3-month U.S. Dollar LIBOR
	2006	2007	2008	2009	2010	2011
January		5.36000%	3.11188%	1.18438%	0.24906%	0.30438%
February		5.34813%	3.05750%	1.26438%	0.25169%	0.30950%
March		5.35000%	2.68813%	1.19188%	0.29150%	0.30300%
April		5.35500%	2.85000%	1.01625%	0.34656%	0.27300%
May		5.36000%	2.68063%	0.65625%	0.53625%	0.25288%
June		5.36000%	2.78313%	0.59500%	0.53394%	0.24575%
July		5.35866%	2.79125%	0.47938%	0.45375%	0.25550%
August		5.62125%	2.81063%	0.34750%	0.29563%	0.32722%
September	5.37000%	5.22875%	4.05250%	0.28688%	0.29000%	0.34911%
October	5.37063%	4.89375%	3.02625%	0.28063%	0.28594%
November	5.37000%	5.13125%	2.21688%	0.25656%	0.30031%
December	5.36000%	4.70250%	1.42500%	0.25063%	0.30281%

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Disclaimer by the Issuer, the Guarantor and the Calculation Agent

All information in this pricing supplement relating to the 3-month U.S. Dollar LIBOR is derived from Bloomberg and other public sources.  Neither the issuer nor the guarantor nor the calculation agent has independently verified any such information.  Neither the issuer nor the guarantor nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of the 3-month U.S. Dollar LIBOR.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Summary Tax Consequences

You should carefully review the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated for U.S. federal income tax purposes as “variable rate debt instruments” issued with original issue discount (“OID”), that provide for a single fixed rate followed by a qualified floating rate. Interest income earned with respect to the securities will be non-U.S.-source income.

If the securities had priced on September 15, 2011, 62.75% of each payment of stated interest made during the first year the securities are outstanding would be treated as qualified stated interest. All interest payments during the last four years the securities are outstanding will be treated as payments of qualified stated interest. Qualified stated interest will be taxable to you at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

The securities will be treated as bearing an amount of OID equal to the sum of the portions of stated interest paid during the first year the securities are outstanding that do not constitute qualified stated interest. This OID will be taxed over the term of the securities according to a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. For a further discussion of the taxation of OID on the securities, please review the sections of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences—Fixed Rate Debt Instruments” and “U.S. Federal Income Tax Consequences—Securities Treated as Variable Rate Debt Instruments.” Information regarding the accrual of OID on the securities will be made publicly available on the IRS website, currently accessible through IRS Publication 1212 at www.irs.gov/pub/irs-pdf/p1212.pdf.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. 115 dated September 15, 2011 in its entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”  You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated May 3, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. R-1 dated May 3, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001658/dp22340_424b5-r1.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due September 30, 2016

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.